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                        CONTINGENT VALUE RIGHT AGREEMENT







                        THIS CONTINGENT VALUE RIGHT AGREEMENT, dated as of February 24, 1998 (this "Agreement"), is made by and between Prometheus Southeast Retail LLC ("Buyer"), an affiliate of Lazard Freres Real Estate Investors, LLC, and FAC Realty Trust, Inc., a Maryland corporation (the "Company"). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Stock Purchase Agreement (as hereinafter defined):


                                    RECITALS:

                  WHEREAS, the Company and Buyer have entered into a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to sell, and Buyer has agreed to purchase, certain shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), upon the terms and subject to the conditions set forth therein; and

                  WHEREAS, it is a condition to the transactions contemplated by the Stock Purchase Agreement and the parties believe it to be in their best interests that they enter into this Agreement and provide for certain contingent value rights for the benefit of Buyer;

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   SECTION 1.

                                   DEFINITIONS

                  As used in this Agreement, the following terms shall have the following respective meanings:

Section 1.1 - Adjustment Number

         "Adjustment Number" shall mean the number equal to (i) the Make-Whole Amount DIVIDED BY (ii) the Fair Market Value on the Determination Date.


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Section 1.2 - Affiliate

         "Affiliate" with respect to any entity, shall mean a person or entity directly or indirectly controlling, controlled by, or under common control with, such entity, where "control" has the meaning given such term under Rule 405 of the Securities Act of 1933.

Section 1.3 - Approval Rights Termination Date

         "Approval Rights Termination Date" shall have the meaning given to it in the Stockholders Agreement.

Section 1.4 - Board

         "Board" shall mean the board of directors of the Company.

Section 1.5 - Board Member Default

         "Board Member Default" shall mean (i) on any day prior to the Preliminary Threshold Date, the failure of at least one-third of the members of the Board to consist of Investor Nominees, (ii) on any day prior to the Second Threshold Date, the failure of at least two-ninths of the members of the Board to consist of Investor Nominees, and (iii) on any day prior to the Final Threshold Date, the failure of at least one-ninth of the members of the Board to consist of Investor Nominees.

Section 1.6 - Contingent Value Right.

         "Contingent Value Right" shall mean the right granted under this Agreement to receive the payments set forth in Section 2.2 hereof, subject to the limitations and conditions provided in this Agreement.

Section 1.7 - Default Date

         "Default Date" shall have the meaning given to it in Section 4.2.

Section 1.8 - Determination Date

         "Determination Date" shall mean January 1, 2004.

Section 1.9 - Fair Market Value

         "Fair Market Value" shall have the meaning given to it in the Stockholders Agreement.

Section 1.10 - 15% IRR Amount
-------------   --------------


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         "15% IRR Amount" shall have the meaning given to it in the Stockholders
Agreement.


Section 1.11 - Final Threshold Date

         "Final Threshold Date" shall have the meaning given to it in the Stockholders Agreement.

Section 1.12 - Investment Value

         "Investment Value" shall mean the amount equal to (i) the number of Purchased Shares MULTIPLIED BY (ii) the Fair Market Value on the Determination Date.

Section 1.13 - Investor Nominee

         "Investor Nominee" shall have the meaning given to it in the Stockholders Agreement.

Section 1.14 - Make-Whole Amount

         "Make-Whole Amount" shall mean, on the Determination Date, a dollar amount, never less than 0, equal to the lesser of (a) (i) the greater of (A) the 15% IRR Amount on the Determination Date or (B) the $19.00 Amount on the Determination Date LESS (ii) the Investment Value on the Determination Date and
(b) 4,500,000 MULTIPLIED BY the Fair Market Value on the Determination Date.

Section 1.15 - $19.00 Amount

         "$19.00 Amount" shall mean, on any day, the amount equal to (i) $19.00 MULTIPLIED BY the number of Purchased Shares on such date LESS (ii) the aggregate amount of cash dividends paid (not including any special fees, expenses or other consideration payable to Investor, but not to all stockholders of the Company) on the Purchased Shares between the date of the Initial Closing and such date.

Section 1.16 - Offer to Purchase

         "Offer to Purchase" shall have the meaning given to it in the Stockholders Agreement.

Section 1.17 - Payment Date

         "Payment Date" shall have the meaning given to it in Section 2.2(b).

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Section 1.18 - Preliminary Threshold Date

         "Preliminary Threshold Date" shall have the meaning given to it in the Stockholders Agreement.

Section 1.19 - Purchased Shares

         "Purchased Shares" shall have the meaning given to it in the Stock Purchase Agreement.

Section 1.20  - Second Threshold Date

         "Second Threshold Date" shall have the meaning given to it in the Stockholders Agreement.

Section 1.21 - Stockholders Agreement

         "Stockholders Agreement" shall mean that certain Stockholders Agreement, dated the date hereof, by and between Buyer and the Company.

Section 1.22 - Termination Event

         "Termination Event" shall mean the occurrence of (i) the completion of an Offer to Purchase, (ii) the notification by Buyer to the Company that it will not accept the Offer to Purchase, (iii) a date, on or after September 1, 2003, but prior to December 31, 2003, on which the amount equal to (A) the Fair Market Value on such date MULTIPLIED BY (B) the number of Purchased Shares equals or exceeds the amount equal to (A) $21.00 MULTIPLIED BY the number of Purchased Shares on such date LESS (B) the aggregate amount of cash dividends paid (not including any special fees, expenses or other consideration payable to Investor, but not to all other stockholders of the Company) on the Purchased Shares between the date of the Initial Closing and the Determination Date, (iv) the failure to secure Stockholder Approval by August 31, 1998 and (v) the date immediately following the Payment Date.

Section 1.23 - Total Enterprise Value

         "Total Enterprise Value" shall have the meaning given to it in the Stockholders Agreement.


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                                   SECTION 2.

                        GRANT OF CONTINGENT VALUE RIGHTS


Section 2.1 - Grant of Contingent Value Rights

         In consideration of the investment by Buyer in the Company pursuant to the Stock Purchase Agreement and for other good and valuable consideration, on the date hereof the Company grants to Buyer, subject to the terms and conditions set forth in this Agreement, the Contingent Value Rights.

Section 2.2 - Determination and Method of Payment

         (a) Subject to the provisions herein, the Contingent Value Rights shall entitle Buyer to receive payment of an aggregate amount equal to the Make-Whole Amount.

         (b) The Make-Whole Amount shall be paid within ten days after the Determination Date (the "Payment Date"), at the election of the Company, either
(i) in cash or (ii) in shares of Company Common Stock. In the event the Company elects to satisfy its payment obligations under this Agreement in shares of Company Common Stock, the Company shall issue to Buyer such number of shares of Company Common Stock equal to the Adjustment Number.


                                    SECTION 3

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1 - Representations and Warranties

         The Company represents and warrants to Buyer that:

         (a) the Company has full corporate power and authority to issue, sell and deliver the Contingent Value Rights to Buyer as provided in this Agreement and the Stock Purchase Agreement and to carry out all the terms and provisions to be performed by the Company herein and therein;

         (b) the Contingent Value Rights have been duly authorized by the Company for issuance to Buyer pursuant to this Agreement and the Stock Purchase Agreement; and

         (c) the execution and delivery of this Agreement and the Stock Purchase Agreement by the Company, the issuance of the Contingent Value Rights to Buyer pursuant to this Agreement and the Stock Purchase Agreement and the performance of the obligations of the Company under this Agreement and the Stock Purchase Agreement do not: (i) violate any federal or Maryland statute,


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rule or regulation applicable to the Company, (ii) violate the provisions of the
Company's Charter or by-laws, (iii) result in the breach of or a default under this Agreement, the Stock Purchase Agreement, the Registration Rights Agreement, the Stockholders Agreement or any other material agreement to which the Company is a party or any court order which would materially impair the ability of Buyer to receive the benefits of the Contingent Value Rights or (iv) require any consents, approvals, authorizations, registrations, declarations or filings by the Company under any federal or Maryland statute, rule or regulation applicable to the Company which would materially impair the ability of Buyer to receive the benefits of the Contingent Value Rights.

Section 3.2 - Covenants

         The Company covenants and agrees with Buyer that, from the date hereof until the occurrence of a Termination Event, it will not enter into any indenture, mortgage, deed of trust, sale/leaseback agreement, loan agreement or other similar financing agreement or instrument or other agreement or instrument by which the Company, any of its Subsidiaries or any of the property or assets of the Company or any of its Subsidiaries would be bound that would materially impair the ability of the Company to fulfill its obligations under this Agreement.


                                    SECTION 4

                                   TERMINATION

Section 4.1  - Termination

         Following a Termination Event, all Contingent Value Rights and this Agreement shall terminate.


                                    SECTION 5

                                 APPROVAL RIGHTS

Section 5.1 - Approval Rights

         From and after the Stockholder Approval Date until the Approval Rights Termination Date, in the event a Board Member Default occurs, the Company shall not, and shall not permit any of its Subsidiaries, without the written consent of Buyer (or any transferee of Buyer that succeeds Buyer in its rights and obligations under the Stockholders Agreement), to:

         (a) acquire, whether by merger, consolidation, purchase of stock or assets or other business combination, (i) in a single transaction or group of related transactions, any business or

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assets having an aggregate purchase price in excess of twenty-five percent (25%)
of Total Enterprise Value as measured at the beginning of the fiscal year in which such acquisition is consummated, or (ii) during any one fiscal year, businesses or assets having an aggregate purchase price in excess of fifty percent (50%) of Total Enterprise Value as measured at the beginning of such fiscal year;

         (b) sell or dispose of any assets, whether by merger, consolidation, sale of stock or assets or other business combination, during any one fiscal year, having an aggregate value in excess of twenty-five percent (25%) of Total Enterprise Value as measured at the beginning of such fiscal year;

         (c) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to, any indebtedness if, after giving pro forma effect to such indebtedness, the Company's ratio of (i) total indebtedness to (ii) Total Enterprise Value, expressed as a percentage, would be greater than 65%;

         (d) make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates;

         (e) issue Company Stock or options, rights or warrants or other commitments to purchase or securities convertible into (or exchangeable or redeemable for) shares of Company Stock, including, without limitation, OP Units (such options, rights, warrants, other commitments or securities, "Company Stock Equivalents"); provided, however, that Buyer's consent shall not be required for any issuance of Company Stock or Company Stock Equivalents as long as the sum of
(i) all shares of Company Stock issued by the Company during the applicable fiscal year and (ii) shares of Company Stock into which Company Stock Equivalents issued by the Company and each of its Subsidiaries during the applicable fiscal year are convertible, does not exceed fifty percent (50%) of all shares of Company Stock outstanding, on a Fully Diluted basis, on the first day of such fiscal year; provided, further, that in connection with any issuance by the Company of Company Stock or issuance by the Company or any of its Subsidiaries of any Company Stock Equivalents, Investor shall be entitled, to the extent so provided in Section 4.1 of the Stockholders Agreement, to a participation right on the terms set forth in Section 4.1 of the Stockholders Agreement. Notwithstanding the first sentence of this Section 5.1(e), (i) Company Stock issued to the Company or a wholly owned Subsidiary thereof and
(ii) Company Stock and Company Stock Equivalents issued to directors or employees of the Company or a Subsidiary of the Company in connection with any employee benefit plan approved by the shareholders of the Company, shall not be subject to the consent of Buyer;

         (f) change or amend any provision of the Company Charter or the by-laws of the Company in a manner that would be materially adverse to Investor;


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         (g) pursuant to or within the meaning of any bankruptcy law: (i)
commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors;

         (h) in the case of the Company, (1) terminate its eligibility for treatment as a real estate investment trust, as defined in the Code, or (2) take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of such eligibility, unless in the case of a failure to take action, such action is initiated within thirty days and such action is completed within the period required under the Code in order to maintain such eligibility; or

         (i) subject to the right of the Company to terminate the Stock Purchase Agreement pursuant to Section 9.1(b)(iii) thereof, allow the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Buyer, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of stock having more than 15% of the voting power of the Company.


                                    SECTION 6

                                  MISCELLANEOUS

Section 6.1 - Date of Effectiveness

         This Agreement shall be effective upon the date of the Initial Closing.

Section 6.2 - Notices

         All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:

                           FAC Realty Trust, Inc.
                           11000 Regency Parkway, 3rd fl.
                           East Tower
                           Cary, NC 27511
                           Attention:  C. Cammack Morton
                           Telecopy:   (919) 462-8799

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         with a copy to:

                           Alston & Bird LLP
                           310 UCS Plaza
                           3605 Glenwood Ave.
                           P.O. Drawer 31107
                           Raleigh, North Carolina  27622-1107
                           Attention:       Brad S. Markoff, Esq.
                           Telecopy:        (919) 881-3175

or at such other address and to the attention of such other person as the Company may designate by written notice to Investor. Notices to Buyer or Investor shall be addressed to:

                           Lazard Freres Real Estate Investors, LLC
                           30 Rockefeller Plaza, 63rd Floor
                           New York, NY  10020
                           Attention:  Murry Gunty
                           Telecopy:   (212) 632-6060

         with a copy to:

                           Latham & Watkins
                           885 Third Ave, Suite 10000
                           New York, NY  10022
                           Attention:  R. Ronald Hopkinson, Esq.
                           Telecopy:   (212) 751-4864

Section 6.3 - Severability

         Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

Section 6.4 - Amendments and Waivers

         This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

Section 6.5 - Counterparts

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         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

Section 6.6 - Assignment

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. The Company shall not be permitted to assign any of its rights hereunder to any third party without the prior written consent of Buyer. Buyer may, upon written notice to the Company, assign all, or a portion, of its rights hereunder to any third party without the prior consent of the Company.

Section 6.7 - Headings

         The Section and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.

Section 6.8 - Governing Law

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

Section 6.9 - Entire Agreement

         This Agreement (including agreements incorporated herein) contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

Section 6.10 - Expenses

         All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid as set forth in the Stock Purchase Agreement. Without limiting the foregoing, the Company shall pay all costs and expenses incurred in connection with the solicitation of votes of shareholders of the Company to approve the transactions contemplated by the Stock Purchase Agreement.

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Section 6.11 - Interpretation; Absence of Presumption

         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

         (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                            [signature page follows]

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         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                         PROMETHEUS SOUTHEAST RETAIL LLC

                         By: LF Strategic Realty Investor II, L.P.,
                             its sole member


                         By: Lazard Freres Real Estate Investors, LLC,
                             its general partner


                                 By: ________________________
                                     Name: ___________________________
                                     Title: __________________________


                         FAC REALTY TRUST, INC.


                         By: ________________________
                             Name: C. Cammack Morton
                             Title: Chief Executive Officer